Exhibit 99.3

WebMD Health Corp.

Financial Guidance for the Year Ending December 31, 2012

(in millions, except per share amounts)

	Year Ending December 31, 2012 Guidance Range

Revenue	$500.0	$535.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	$100.0	$125.0

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest expense, net	(23.0)	(23.0)
Depreciation and amortization	(28.0)	(27.0)
Non-cash stock-based compensation	(48.0)	(46.0)
Severance & other expense	(1.0)	(1.0)

Pre-tax income from continuing operations	—	28.0

Income tax provision	(2.0)	(13.0)

(Loss) income from continuing operations	$(2.0)	$15.0

(Loss) income from continuing operations per share:
Basic	$(0.04)	$0.26

Diluted	$(0.04)	$0.26

Weighted-average shares outstanding used in computing per share amounts:
Basic	57.0	57.0

Diluted	57.0	58.0

(a)	See Annex A - Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to income from continuing operations

Additional information regarding forecast for the quarter ending March 31, 2012:

•	Revenue is forecasted to be in excess of $105 million.

•	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 10% to 11%.

•	Loss from continuing operations as a percentage of revenue is forecasted to be approximately 9% to 13%.

•

Loss from continuing operations includes pre-tax stock-based compensation expense of approximately $8 million related to the surrender of certain stock options by WebMD’s directors and executive officers.

Additional information regarding full year forecast:

•

The distribution of the annual revenue is expected to be approximately 84% public portals advertising and sponsorship and 16% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.

•	2012 guidance excludes any gains or losses related to investments or convertible notes.

•	Convertible notes are not expected to be dilutive for the full year or any quarter.